UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 2, 2014

Commission file number: 333-178786-01

GREENBACKER RENEWABLE

ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

369 Lexington Avenue, Suite 312

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On August 28, 2014, Greenbacker Renewable Energy Company LLC (the “Company”), through a wholly-owned subsidiary, entered into a definitive agreement to acquire a company (the “Acquired Company”) owning a portfolio of utility, municipal, commercial and residential solar photovoltaic systems comprising approximately 860 kilowatts of generation capacity (the “Sunny Mountain Portfolio”) for a maximum purchase price of $880,000, plus closing costs. Subject to the satisfaction of certain closing conditions, the Company will fund the entire purchase price into escrow to be released in accordance with the terms of the definitive agreement. The Company will receive the economic benefits of ownership effective as of September 1, 2014. The Company has the right to return specified assets to the sellers if certain conditions are not met by December 1, 2014 with a corresponding reduction in the overall purchase price. We financed the purchase of the Sunny Mountain Portfolio using net proceeds from our public offering of shares of the Company.

A copy of the press release relating to the acquisition of the Sunny Mountain Portfolio is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated September 2, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 2, 2014	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated September 2, 2014.